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                                     FORM 4

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

     (Print or Type Responses)

________________________________________________________________________________
1.   Name and Address of Reporting Person*

   Garcia                           Joseph                A.
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   (Last)                           (First)             (Middle)

   2601 South Bayshore Drive
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                                    (Street)

   Coconut Grove,                     FL                 33133
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   (City)                           (State)              (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Spanish Broadcasting System, Inc. (SBSA)
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________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person, if an entity (Voluntary)

________________________________________________________________________________
4.   Statement for Month/Year

     December 2000
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________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)

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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

     Chief Financial Officer, Executive Vice President, Secretary
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person
________________________________________________________________________________

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                   2.               Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                 Transaction      (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                  Date             ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                        (Month/Day/Year)   Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Stock Options              12/07/00    J        100,000       (1)     12/07/10  Class A  100,000          350,000     D
(right to buy)                                                                  Common
                                                                                Stock
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Explanation of Responses:
(1) Options vested and are exercisable to the extent of: 20,000 on December 7, 2000, 20,000 on December 7, 2001, 20,000 on
Decemer 7, 2002, 20,000 on December 7, 2003, 20,000 on December 7, 2004, and 20,000 on December 7, 2005 provided that reporting person remains employed by the Issuer at such time.



/s/  Joseph A. Garcia                                            1/9/01
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

 * If the form is filed by more than one reporting person, see Instruction 4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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